Exhibit 99.1

February 5, 2014

Questcor Pharmaceuticals Expands Senior Management Team

ANAHEIM, Calif., Feb. 5, 2014 /PRNewswire/ — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today announced the appointment of Rajesh (Raj) Asarpota as the Company’s new Chief Financial Officer, effective February 17, 2014. Michael H. Mulroy, the Company’s current CFO, will become Executive Vice President, Strategic Affairs and General Counsel, and spend increased time on the Company’s recently announced initiative to investigate and evaluate potential strategic transactions to enhance shareholder value.

Mr. Asarpota, 47, joins Questcor from Life Technologies Corporation, where he most recently served in a global leadership role as Vice President, Finance, responsible for providing finance leadership on the company’s growth strategy, supply chain productivity, forecasting and analysis, and financial modeling for mergers and acquisitions. During his time at Life Technologies, Mr. Asarpota led cross-functional executive teams enabling successful growth for the company through strategic planning and M&A. He also assisted the Life Technologies Board of Directors with evaluating strategic options for the company. Life Technologies was recently acquired by Thermo Fisher Scientific for approximately $13.6 billion in equity value.

“We are excited to have Raj join the management team as Questcor’s new Chief Financial Officer,” said Don M. Bailey, President and CEO of Questcor. “Raj has the skills, experience, and drive that the Company needs to support Questcor as it continues to grow in both size and financial complexity. Questcor is at an inflection point in its growth and we believe it is important to add to our management depth.”

In addition, the Company announced today that David Medeiros, Questcor’s Executive Vice President & Chief Technical Officer, will transition to a non-executive advisory role later this year. Questcor is initiating a search for a new global head of manufacturing.

“Mr. Medeiros has been a key contributor to the tremendous success of Questcor over the last several years. He successfully transitioned the manufacturing of Acthar from Aventis to Questcor and has also been responsible for maintaining an uninterrupted supply of Acthar for patients during a period of dramatic expansion in the drug’s usage. Since 2003, Dave has worked tirelessly to ensure that Acthar remains available to the many patients who need it. In addition, he has provided excellent counsel to me on many topics related to Questcor and its ongoing growth. His many contributions have been deeply appreciated and we will continue to benefit from his experience and insight as we recruit, hire and integrate a new head of global manufacturing,” commented Mr. Bailey.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. Questcor also provides specialty contract manufacturing services to the global pharmaceutical industry through its wholly-owned subsidiary BioVectra Inc. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Our ability to effectively manage our growth, including our reliance on key personnel;

•	Our ability to identify and acquire other products or companies and to establish effective financial and other controls for, and to otherwise integrate, any such acquired products or companies;

•	Our ability to successfully enter into, and operate in, international markets; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission, or SEC, on February 27, 2013, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

SOURCE Questcor Pharmaceuticals, Inc.

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